FIELDPOINT PETROLEUM REPORTS SECOND QUARTER RESULTS

AUSTIN, TX – (BUSINESS WIRE) – August 15, 2007 - FieldPoint Petroleum Corporation (AMEX:FPP) today announced financial results for its Second Quarter ended June 30, 2007.

Financial Highlights for the Three Months Ended June 30, 2007 Compared to the Three Months Ended June 30, 2006:

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Total Revenues declined to $995,061 from $1,077,059.

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Net Income declined to $177,181 from $327,740.

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Earnings per share, fully diluted, decreased to $0.02 from $0.04.

Overall production for the quarter was down 2.2%, on a barrel of oil equivalent (BOE) basis, as compared to the same period in 2006.  Although natural gas production was up 9.6%, or 38,765 MCF vs 35,363 MCF, oil production was down 8.0%, or 11,277 Bbl vs 12,260 Bbl, for this quarter as compared to the same period last year.  This slight decrease in production, combined with a 24% decrease in natural gas prices, led to a decrease in revenues and earnings per share for the quarter, even though oil prices increased 3.6%.  Oil prices averaged approximately $65.89 per barrel for the quarter compared to $63.57 for the same period last year, while natural gas prices averaged $5.42 per MCF this year versus $7.14 per MCF for the same period in 2006.  Additionally during the quarter, we experienced an increase of 88.3% in depletion and depreciation expenses, primarily attributable to the Bilbrey acquisition effective January 1, 2007.

Financial Highlights for the Six Months Ended June 30, 2007 Compared to the Six Months Ended June 30, 2006:

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Total Revenues decreased to $1,896,573 from $2,148,989.

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Net Income declined to $311,407 from $729,243.

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Earnings per share, fully diluted, decreased to $0.04 from $0.08.

For the six month period ended June 30, 2007, overall production was down 3.1% on a BOE basis as compared to the six months ended June 30, 2006.  While gas production was up 11.9%, or 75,449 MCF vs 67,431 MCF, for the same period in 2006, oil production dropped 9.8%, or 22,797 Bbl vs 25,261 Bbl on the same basis. The drop in revenues for the six month period is attributed primarily to lower oil production, a 2.0% decrease in oil prices, which averaged approximately $61.19 per Bbl, and a 23.3% decrease in natural gas prices which averaged $5.51 per MCF in 2007.  These prices compare to $62.45 per Bbl for oil and $7.18 per MCF of natural gas for the same period in the prior year.  The company also experienced an increase in general and administrative expenses of 24.2% for the six month period compared with last year, and an increase in depletion and depreciation expenses of 93.2% primarily as a result of the Bilbrey acquisition.

Ray D. Reaves, President and CEO of FieldPoint, stated, “Although the results for this quarter are not as good as we had expected, I am pleased that we were able to achieve this level of profitability under significant pricing pressures.  These results further evidence the importance of continuing to build our production base. In that regard, I am pleased to announce that we have recently completed drilling the Cronos Fee #1 well in Eddy County, New Mexico that we discussed earlier this year, and expect to start the well completion very soon.  We will provide an update of the well results as this progresses.  We continue to be optimistic that 2007 will be an important growth stage for FieldPoint.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUE:
Oil and natural gas sales	$ 952,976	$ 1,032,091	$ 1,810,406	$ 2,062,053
Well operational and pumping fees	30,085	29,968	60,167	59,936
Disposal fees	12,000	15,000	26,000	27,000
Total revenue	995,061	1,077,059	1,896,573	2,148,989

COSTS AND EXPENSES:
Production expense	383,259	352,379	698,269	665,480
Depletion and depreciation	209,000	111,000	429,000	222,000
General and administrative	165,258	151,800	310,182	249,623
Total costs and expenses	757,517	615,179	1,437,451	1,137,103

OPERATING INCOME	237,544	461,880	459,122	1,011,886
OTHER INCOME (EXPENSE):
Interest income	2,558	1,966	4,324	2,821
Interest expense	(17,548)	-	(38,000)	(1,588)
Unrealized holding gain (loss) on investments	53,627	(3,426)	62,961	30,533
Gain on sale of property and equipment	-	17,320	-	17,320
Miscellaneous income	-	-	-	25,271
Total other income	38,637	15,860	29,285	74,357

INCOME BEFORE INCOME TAXES	276,181	477,740	488,407	1,086,243

INCOME TAX PROVISION – CURRENT	(88,000)	(100,000)	(158,000)	(232,000)
INCOME TAX PROVISION – DEFERRED	(11,000)	(50,000)	(19,000)	(125,000)
TOTAL INCOME TAX PROVISION	(99,000)	(150,000)	(177,000)	(357,000)

NET INCOME	$ 177,181	$ 327,740	$ 311,407	$ 729,243

NET INCOME PER SHARE:
BASIC	$ 0.02	$ 0.04	$ 0.04	$ 0.08
DILUTED	$ 0.02	$ 0.04	$ 0.04	$ 0.08

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,798,318	8,674,461	8,781,026	8,580,775
DILUTED	8,852,023	8,801,611	8,846,609	8,794,052

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